Exhibit 10.16

CM EQUITY MANAGEMENT, L.P.
OFFICE SERVICE AGREEMENT

This Agreement is dated                       , 2005 and is entered into between CM Equity Management, L.P. (“CMEM”) and Federal Services Acquisition Corporation (“FSAC”).

CMEM and FSAC agree that CMEM will provide to FSAC for and in consideration of the fees set forth herein, office space and certain general and administrative services, as FSAC may require from time to time and as outlined below.

1.             BASIC TERMS.

A.            Monthly Fixed Fee for Office Services (as defined in Section 2 below):  $7,500.00

B.            Facilities:  900 Third Avenue, 34th Floor, New York, NY 10022-4775 (the “Building”)

C.            Term:  from the effective date of FSAC’s proposed initial public offering of its units pursuant to its Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on May 4, 2005, as amended (such Registration Statement, the “Registration Statement” and such date, the “Effective Date”) until the earlier of FSAC’s (i) failure to enter into a letter of intent, definitive agreement or agreement in principle with respect to a Business Combination (as defined in the Registration Statement) on any day during the eighteen-month period immediately following the Effective Date, and (ii) the failure to consummate a Business Combination on any day during the twenty-four-month period immediately following the Effective Date (the “Term”)

2.             OFFICE SERVICES.  FSAC shall be provided with the non-exclusive use of the Building and shall have access to the Building twenty-four (24) hours a day, seven (7) days a week.  In exchange for the Monthly Fixed Fee for Office Services, CMEM agrees to provide the following base services:  office cleaning, maintenance services, office supplies, electricity, heating and air conditioning to the Building, administrative support, including, but not limited to, information technology, secretarial and bookkeeping services as well as communications services such as unlimited use of Internet/Data, telephone, fax and photocopier (the “Office Services”).  In addition, FSAC will have reasonable use of CMEM common area facilities.  FSAC shall use the Building and auxiliary areas of the facilities solely for general office use in the conduct of FSAC’s business.

If for any reason whatsoever, CMEM is unable to deliver possession of the Building or a mutually agreed upon alternative building at the time herein agreed, FSAC may either extend the commencement date of this Agreement until the Building becomes available or, as its sole remedy for such failure, cancel and terminate this Agreement if the Building is not delivered to FSAC within five (5) business days after written notice to CMEM by FSAC, in which case any prior payments shall be fully refunded.  No such failure to deliver possession shall subject CMEM to any liability for loss or damage, nor affect the validity of this Agreement or the obligations of the FSAC hereunder.

In order to accommodate the needs of potential multiple office clients, CMEM will have the right, upon ten (10) days’ written notice, to relocate FSAC to other offices in the Building and to substitute such other offices for the offices contracted herein, provided such other offices are substantially similar in area and configuration to FSAC’s contracted offices and provided FSAC shall incur no increase in the total monthly fee or any relocation cost or expense.

FSAC will not offer to any party in the Building any of the services which CMEM provides to FSAC.

CMEM will answer all incoming phone calls, unless otherwise mutually agreed, during normal business hours, as reasonably determined by CMEM.

FSAC acknowledges that due to the imperfect nature of verbal, written and electronic communications, CMEM shall not be responsible for damages, direct or consequential, which may result from the failure of CMEM to furnish any service, including but not limited to the conveying of messages, communications and other utilities or services required under this Agreement.

FSAC expressly agrees to waive the right to make any claim for damages, direct or consequential, arising out of any failure to furnish any utility, service or facility, any error or omission with respect thereto, or any delay or interruption of the same.

3.             DURATION OF AGREEMENT.  After expiration of the Term, the Agreement will automatically terminate.  Prior to expiration of the Term, either party may terminate the Agreement upon 30 days’ advance written notice to the other party.

4.             PAYMENTS.  The monthly invoices/statements for the Monthly Fixed Fee for Office Services will be billed in advance.  Statements will be placed in the mailbox or faxed to FSAC on the first day of each month with payments due by the fifth day of each month.  If the Term shall not commence on the first day of a month or end on the last day of a month, fees for any such month shall be prorated.  All amounts payable hereunder shall be payable at the office of CMEM or to such other location or to any agent designated in writing by CMEM.

5.             DAMAGES AND INSURANCE.  FSAC will not damage or deface the furnishings, walls, floors or ceiling.  FSAC will not cause damage to any part of the Building or disturb the quiet enjoyment of any other licensee or occupant of the Building nor suffer to be made any waste, obstruction or unlawful, improper or offensive use of the Building or the common area facilities.  At the termination of this Agreement, FSAC will return the Building in as good of condition as when FSAC took possession, though normal wear and tear shall be expected.  CMEM shall have the right to show the Building to prospective clients, provided CMEM will use reasonable efforts not to disrupt FSAC’s business.

CMEM and its respective directors, licensors, officers, agents, servants and employees shall not, to the extent permitted by law, except upon the affirmative showing of CMEM’s gross negligence or willful misconduct, be liable for, and FSAC waives all right of recovery against such entities and individuals for any damage or claim with respect to any injury to person or damage to, or loss or destruction of any property of FSAC, its employees, authorized persons and invitees due to any act, omission or occurrence in or about the Building.  Without limitation of any other provision hereof, FSAC agrees to indemnify, defend, protect and hold CMEM and its respective directors, licensors, officers, agents, servants and employees harmless from and against all liability to third parties arising out of FSAC’s use and occupancy of the Building or actions or omissions of FSAC and its agents, employees, contractors, and invitees.  FSAC further agrees that all personal property of FSAC, its agents, employees, contractors, and invitees, within or about the facilities of the Building shall be at the sole risk of FSAC.

The parties hereby waive any and all rights of recovery against each other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, to the extent such loss or damage is covered by any insurance policy.

If the Building is made unusable, in whole or in part by fire or other casualty not due to the negligence of FSAC, CMEM may, at its option, terminate the Agreement upon written notice to FSAC, effective upon such casualty, or may elect to repair, restore, or rehabilitate, or cause to be repaired, restored or rehabilitated, the Building, without expense to FSAC, within ninety (90) days or within such longer period of time as may be required because of events beyond CMEM’s control.  The Monthly Fixed Fee for Office Services shall be abated on a pro rata basis for the period of time the Building is unusable.

6.             DEFAULT.  FSAC shall be deemed to be in default under this Agreement:  (a) if FSAC fails to pay the Monthly Fixed Fee for Office Services, (b) if FSAC fails to promptly and fully perform any other provisions of this Agreement and any such default continues in excess of five (5) business days after written notice by CMEM, or (c) if FSAC fails to comply with the laws or permit licensing rules and other requirements regulating the conduct of FSAC’s business.  Should FSAC be in default hereunder, CMEM may terminate any or all of the services for the period of such default.

7.             MISCELLANEOUS.

A.            This is the only Agreement between the parties.  All amendments to this Agreement shall be in writing and signed by all parties.  Any attempted amendment shall be void.  The invalidity or unenforceability of any provision hereof shall not affect the remainder hereof.

B.            All waivers must be in writing and signed by the waiving party.  CMEM’s failure to enforce any provision of this Agreement or its acceptance of fees shall not be a waiver and shall not prevent CMEM from enforcing any provisions of this Agreement in the future.  No receipt of money by CMEM shall be deemed to waive any default of FSAC or to extend, reinstate or continue the term hereof.

C.            In regard to the trust account that will hold substantially all of the offering proceeds FSAC expects to raise from the initial public offering of its units (the “Trust Account”), CMEM hereby waives any right of recourse against the Trust Account and agrees not to seek reimbursement, payment or satisfaction of any claim against the Trust Account.

D.            The laws of the State of New York without regard to the conflict of law principles shall govern this Agreement.

E.             FSAC represents and warrants to CMEM that there are no agents, brokers, finders or other parties with whom FSAC has dealt who are or may be entitled to any commission or fee with respect to this Agreement.

F.             Neither FSAC nor anyone claiming by, through or under FSAC shall assign this Agreement or permit the use of any portion of the Building by any person other than FSAC.

G.            All notices hereunder shall be in writing.  Notices to FSAC shall be deemed to be duly given if hand-delivered to FSAC’s mailbox at 900 Third Avenue, 33rd Floor, New York, NY 10022-4775.  Notice to CMEM shall be deemed to be duly given if mailed by registered or certified mail, postage prepaid, to 900 Third Avenue, 33rd Floor, New York, NY 10022-4775.

H.            FSAC acknowledges that CMEM will comply with U.S. Postal Service regulations regarding client mail and, upon termination of this Agreement, it will be FSAC’s responsibility to notify all parties of termination of the use of the above-described address.

I.              CMEM may assign this Agreement and/or any fees hereunder and FSAC agrees to attorn any such assignee.

J.             CMEM shall not be liable for any interruption or error in the performance of its services to FSAC.  FSAC waives any recourse against CMEM arising from the provision of such services, including, without limitation, any claim of business interruption or for any indirect, incidental, special, consequential or punitive damages, except for claims arising out of willful misconduct or from negligence by CMEM.

K.            CMEM will not be liable for any claim of business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of any failure to furnish any service or facility, any error or omission with respect thereto, or any delay or interruption of the same.

L.             CMEM and its agents will have the right of access to the Building at any time for the purpose of (i) making any repairs, alterations and/or inspections that it deems necessary in its sole discretion for the preservation, safety or improvements of the facilities, or (ii) to show the facilities to prospective clients without in any way being deemed or held to have committed an eviction (constructive or otherwise) of or trespass against FSAC.

M.           Failure of CMEM to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available for a breach thereof, or acceptance of full or partial payment during the continuance of any such breach, will not constitute a waiver of any such breach or any such term or condition.  No term or condition of this Agreement required to be performed by FSAC and no breach thereof, will be waived, altered or modified, except by a written instrument executed by CMEM.

FEDERAL ACQUISITION SERVICES CORP.	CM EQUITY MANAGEMENT, L.P.

900 Third Avenue, 33rd Floor	900 Third Avenue, 33rd Floor
New York, NY 10022-4775	New York, NY 10022-4775

By:	By:

Title: Chief Executive Officer	Title: Chief Executive Officer
Date:	Date: